Form 12b-25

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 12b-25        Commission File No. 2-17411
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                           NOTIFICATION OF LATE FILING

                                  (Check One):

[X] Form 10-K and 10-KSB [ ]Form 20-F  [ ] Form 11-K
[ ] Form 10-Q and 10-QSB [ ] Form N-SAR
For Period Ended: September 30, 1997
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:

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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full name of Registrant                          Boonton Electronics Corporation
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Former name if applicable                               N/A
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Address of principal executive office
(street and number)                                25 Eastmans Road
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City, State and Zip Code                           Parsippany, New Jersey  07054
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PART II - RULES 12B-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

[X]      (a)  The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)  The  accountant's  statement  or other  exhibit  required  by Rule
12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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Delay in filing Form 10-KSB by the Registrant is due to a delay in completing two footnotes to the financial statements. It is expected that only five to seven days of delay will be required.

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PART IV - OTHER INFORMATION

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          (1) Name and telephone number of person to contact in regard to this notification


        John E. Titterton                           973-386-9696
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               (Name)                            (Telephone Number)


         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                [X] Yes   [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes   [X] No

         If  so:  Attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Booton Electronics Corporation
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has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   December 29, 1997                    By /s/ John E. Titterton
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                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).


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